CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND OTHER RIGHTS AND QUALIFICATIONS OF
                      SERIES C CONVERTIBLE PREFERRED STOCK

     SPENCER'S RESTAURANTS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     That pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of said Corporation, and pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, the Board has duly determined that 10,000 shares of Preferred Stock, $0.10 par value per share, shall be designated "Series C Convertible Preferred Stock," and to that end the Board has adopted a resolution providing for the designation, preferences and other rights, and the qualifications, limitations and restrictions, of the Series C Convertible Preferred Stock, which resolution is as follows:

     RESOLVED, that the Certificate of Designations, Preferences and Other Rights and Qualifications of Series C Convertible Preferred Stock dated May 22, 2001 ("Certificate of Designations") be and is hereby authorized and approved, which Certificate of Designations shall be filed with the Delaware Secretary of State in the form as follows:

     1. Designation and Amount. Ten Thousand (10,000) shares of the Preferred Stock of the Corporation, par value $0.10 per share, shall constitute a class of Preferred Stock designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock").

     2. Dividends. The shares of Series C Preferred Stock shall only be entitled to dividends (whether in cash or property or securities, other than dividends which are paid or intended to be paid in connection with distributions of the Corporation's assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation) when declared by the Corporation's Board of Directors on the Common Stock, on an as converted basis. Each share of Series C Preferred Stock with respect to dividend payments shall be equal in every respect to every other share of Series C Preferred Stock. All dividends or distributions which are paid or intended to be paid in connection with a liquidation, dissolution or winding up of the Corporation shall be as provided in Section 4 hereof.

     3. Voting Rights; No Preemptive Rights. The holders of Series C Preferred Stock shall, by virtue of their ownership thereof, be entitled to cast that number of votes equal to the number of shares of Common Stock into which the Series C Preferred Stock is convertible on each matter submitted to the Corporation's shareholders for voting. Such votes shall be cast together with those cast by the holders of Common Stock as one class, except as required by law. The Series C Preferred Stock shall not have cumulative voting rights. The holders of Series C Preferred Stock shall not have any preemptive rights upon the issuance or sale of any securities.

     4. Liquidation Rights. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up at any time when any of the Series C Preferred Stock shall be outstanding, the holders of the then outstanding Series C Preferred Stock shall not have a preference against the assets (including cash, securities and property) of the Corporation available for distribution to the holders of the Common Stock and shall receive distributions on an as converted basis.

     5. Redemption. The Corporation shall not redeem, purchase or otherwise acquire, directly or indirectly through a subsidiary or otherwise, any of the Series C Preferred Stock without the consent of all the then holders of the Series C Preferred Stock. No shares of Series C Preferred Stock redeemed or purchased by the Corporation pursuant to this Section 5 shall be reissued by the Corporation.

6.            Conversion.
              ----------

     (a) Conversion. All issued and outstanding shares of Series C Preferred Stock shall automatically convert (the "Conversion") into Common Stock at the Conversion Ratio, as adjusted in this Section 6, immediately after the Corporation has sufficient authorized Common Stock to allow for such conversion, and no action by any person shall be required to effectuate such conversion. In the event of Conversion, the Corporation shall forthwith transmit to each holder of Series C Preferred Stock a certificate or certificates for the shares of Common Stock issued as a result thereof dated that date of Conversion against delivery of the certificate or certificates representing the Series C Preferred Stock converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation), and such holders shall be deemed for all purposes to be the holders of such Common Stock as of the date of Conversion.

     (b) Stock Fully Paid. All shares of Common Stock which may be issued upon Conversion will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

     (c) Reclassification, Consolidation or Merger. In the case of any reclassification or change (a "Reclassification") of outstanding Common Stock issuable upon Conversion (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), including any Reclassification in the case of any consolidation or merger of the Corporation with or into another corporation which does not constitute a liquidation under Section 4, the Series C Preferred Stock shall, without payment of additional consideration therefore, be deemed modified so as to provide that upon the Conversion, each share of the Series C Preferred Stock shall represent, at the time of the Conversion, in lieu of each share of Common Stock theretofore issuable upon Conversion, the kind and amount of shares of stock, other securities, options, rights, warrants, money and property receivable upon such Reclassification, by the holder of one share of Common Stock. The provisions of this subsection shall similarly apply to successive Reclassifications.

     (d) Subdivision or Combination of Shares. If the Corporation, at any time or times while any of the Series C Preferred Stock is outstanding, shall subdivide or combine its Common Stock, the Conversion Ratio of the Series C
Preferred Stock shall be proportionately reduced or increased, as of the effective date of such subdivision or combination.

     7. No Reissuance of Series C Preferred Stock. No shares of Series C Preferred Stock which have been converted into Common Stock shall be reissued by the Corporation; provided, however, that each such share, after being retired and cancelled, shall be restored to the status of an authorized but unissued share of preferred stock without designation as to series and may thereafter be issued as a share of preferred stock not designated Series C Preferred Stock upon proper corporate and/or shareholder authorization.

     8. Definitions. As used herein with respect to the Series C Preferred Stock, the following terms have the following meanings:

     (a) "Common Stock" shall mean the Corporation's Common Stock, $.001 par value, and any stock into which such Common Stock may hereafter be changed.

     (b) "Conversion Ratio" shall mean, initially, sixty-six thousand six hundred sixty-six (66,666) shares of Common Stock for each share of Series C Preferred Stock (66,666:1).

     (c) "Person" shall mean an  individual,  a  corporation,  a partnership,  a
limited  liability  entity,  a  trust,  an  unincorporated   organization  or  a
government organization or an agency or political subdivision thereof.

     (d) "Securities" shall mean any debt or equity securities of the Corporation, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security. The term "Security" shall mean one of the Securities.

     Such   resolution  was  signed  by  the  President  and  Secretary  of  the
Corporation.

Dated:  June 4, 2001

                                        SPENCER'S RESTAURANTS, INC.


                                         By: /s/ Kenneth Berry
                                             -----------------
                                             Name:  Kenneth Berry
                                             Title: President


                                         By: /s/ John S. Reuther, Jr.
                                             ------------------------
                                             Name:  John S. Reuther, Jr.
                                             Title: Secretary